Exhibit 99.1

        Federal Aviation Administration Selects Robocom's RIMS Warehouse
                                Management System

MASSAPEQUA, NY, November 10, 2003 -Robocom Systems International Inc. (OTCBB:
RIMS) announces it has signed a contract with DUCOM, Inc. of Silver Spring, MD, a prime contractor to the Federal Aviation Administration, to supply the RIMS warehouse management system to the FAA Logistics Center at the Mike Monroney Aeronautical Center in Oklahoma City. The Logistics Center operates the facilities that repair/fabricate and stock critical parts to ensure the safety of the flying public.

The FAA tracks over 40,000 National Stock Numbers (NSN) or stock keeping units in a primary and a secondary storage facility. The primary warehouse includes separate outside cable and steel yards, a temperature controlled storage room, and a hazardous material storage area. Material is also tracked at over 30 separate contractor repair centers.

In addition to the standard picking, putaway, and inventory tracking functionality, some of the advanced RIMS features considered for use by the FAA include wireless radio-frequency control, kitting, third-party billing (3PL), serial tracking, quality assurance, date tracking, labeling, advance ship notices (ASN), and labor management.

Robocom Systems International Inc. (www.robocom.com) develops, markets and supports advanced Warehouse Management Systems software that enables customers to expand productivity, reduce costs and increase profits. Contact: Judy Frenkel of Robocom at 516-795-5100 or jfrenkel@robocom.com.